EXHIBIT 10.5

AMENDMENT TO EMPLOYMENT CONTRACT

This AMENDMENT TO EMPLOYMENT AGREEMENT is executed by and between THE CASTLE GROUP, INC., a Utah corporation (the “Company”), and ALAN R. MATTSON (the “Executive”),

WHEREAS, the Company and Executive entered into an Employment Agreement effective January 1, 2013 (the “Employment Agreement”) through its wholly owned subsidiary Castle Resorts & Hotels, Inc. (the “Subsidiary”);

WHEREAS, Executive plays a key role in the management of the Company and the Company’s efforts to increase its revenues and profits by obtaining contracts for the Company to supply management and/or sales and marketing services to additional hotels and condominium properties;

NOW THEREFORE, the Company and Executive agree to amend the Employment Agreement as follows:

1.

Base Salary.  As compensation for Executive’s services rendered pursuant to this Agreement, Executive shall continue to receive from the Company a Base Salary of $210,000 per year during the Term of this Agreement in equal installments at least monthly in accordance with the Company’s customary pay schedule.

2.

Bonus.  In lieu of the Bonus Program set forth in paragraph 4 of Executive’s Employment Agreement, Executive will receive a bonus of his Base Salary for each year of his employment in which the Company’s EBITDA as reported in its audited financial statements, is Two Million Dollars ($2,000,000.00) or more, calculated as follows:

Bonus as a Percentage of

        EBITDA

Executive’s Base Salary

Less than $2,000,000

    0%

$2,000,000 to $2,999,999

  10%

$3,000,000 to $3,999,999

  20%

$4,000,000 to $4,999,999

  30%

$5,000,000 to $5,999,999

  40%

$6,000,000 or more

  50%

The Bonus shall be based on the audited financial statements for the years ending December 31, 2018 through and including December 31, 2022.  If Executive resigns or is terminated for cause, the bonus shall be prorated based on the number of months and the amount of base salary paid during the calendar year Executive was employed by the Company.

3.

Deferred Compensation.  In addition to Executive’s other compensation, Executive (or Executive’s estate, trust established by Executive or other designee specified by Executive in writing delivered to the Company, as the case may be) shall receive in consideration of future services rendered, five annual payment of $50,000 each payable in monthly installments of $4,166.67 each, commencing on the earlier to occur of : (i) December 31, 2027 or (ii) the first day of the first month after the death or permanent disability of Executive.  If Executive resigns or is terminated for cause, the deferred compensation shall be pro-rated based on the number of complete years that Executive has served during the term as compared to the period beginning November 1, 2017 and ending December 31, 2027. As an example, if Executive terminates on October 31, 2018, Executive completed one full year of service and would receive 1/10th of the annual payment of $50,000, or $416.67 per month.

AMENDMENT TO ALAN MATTSON EMPLOYMENT CONTRACT PAGE 1 OF 2

4.

Warrants.  In addition to Executive’s other compensation, Executive shall receive a warrant for the right to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock at an exercise price of $5.00 on or before October 31, 2022.

Executive must be an employee of the Company at the time of exercise, except in the case of death or permanent disability of Executive, in which case the Warrants shall automatically vest to Executive, (or Executive’s estate, trust established by Executive or other designee specified by Executive in writing delivered to the Company, as the case may be) on the first day of the first month after the death or permanent disability of Executive.

The shares purchased under these warrants shall be unregistered and restricted shares and have not been registered under the Securities and Exchange Act of 1933, as amended.

5.

Auto Allowance.  Company shall reimburse Executive, on a monthly basis during the term of this Agreement, up to $1,700 per month for Executive’s auto allowance.  Company shall also provide any required down payment or initial lease payment for a lease or purchase of an automobile on terms approved by the Company.

6.

Term.  The Employment Agreement shall continue in full force and effect for the term beginning November 1, 2017 and ending December 31, 2022, unless sooner terminated pursuant to the Employment Agreement.  At Executive’s option, this Agreement may be renewed for up to five additional years on the same terms and conditions; in that event, Executive shall receive additional deferred compensation on the same basis as provide herein, prorated for the number of full years of the extension with no additional adjustments to the Warrants.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 9th day of November, 2017.

THE CASTLE GROUP, INC.

ALAN R. MATTSON

“Company”

“Executive”

__/s/ Rick Wall_________________________

__/s/Alan R. Mattson_________________

By Rick Wall

Its Chairman and Chief Executive Officer

CASTLE RESORTS & HOTELS, INC.

“Subsidiary”

__/s/ Michael Nitta______________________

By Michael Nitta

Its Chief Financial Officer

AMENDMENT TO ALAN MATTSON EMPLOYMENT CONTRACT PAGE 2 OF 2